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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
KEMPER CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-4255452 (I.R.S. Employer Identification No.)

200 E. Randolph Street, Suite 3300 Chicago, Illinois (Address of Principal Executive Offices)	60601 (Zip Code)

Kemper Corporation 2020 Omnibus Equity Plan
(Full title of the plan)

C. Thomas Evans, Jr.
Executive Vice President, Secretary and General Counsel
Kemper Corporation
200 E. Randolph Street, Suite 3300
Chicago, Illinois 60601
(Name and address of agent for service)

Tel: (312) 661-4600
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☐

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended     transition period for complying with any new or revised financial accounting standards provided pursuant to     Section 7(a)(2)(B) of the Securities Act.  ☐

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CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock $0.10 par value per share (“Common Stock”)	7,000,000	$65.36	$457,520,000.00	$59,386.10

(1)     Pursuant to Rule 416 of the Securities Act of 1933, also covers such additional number of shares as may be required in the event of a stock dividend, stock split, recapitalization or other similar event.

(2)     Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) of the Securities Act of 1933 (“Securities
Act”) and based on the average of the high and low prices of a share of the registrant’s Common Stock as reported on the New York Stock Exchange on May 1, 2020.

(3)     The proposed maximum aggregate offering price is based on the proposed maximum offering price per share times the total number of shares to be registered. These amounts are calculated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act.

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PART I
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (“Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. These documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.     Incorporation of Documents by Reference.
The following documents filed by Kemper Corporation ("Company" or "Registrant") with the Securities and Exchange Commission ("Commission") are hereby incorporated by reference into this Registration Statement:
(a)     the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the Commission on February 14, 2020 ("Annual Report");

(b)	the Company’s reports on Form 8-K filed with the Commission on January 15, 2020; February 11, 2020; and February 24, 2020; and
(c)     the description of the Company’s Common Stock set forth in Exhibit 4.7, “Description of Kemper Capital Stock,” to the Company's Annual Report.
All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

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Item 4.     Description of Securities.
Not applicable.
Item 5.     Interest of Named Experts and Counsel.
No expert or counsel named in this Registration Statement as having prepared or certified any part of this Registration Statement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of such securities was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the Company, nor was any such person connected with the Company as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.
Item 6.     Indemnification of Directors and Officers.
Under Section 145 of the General Corporation Law of the State of Delaware (“DGCL”), the Company may indemnify a director or officer in connection with an action, suit or proceeding (other than in connection with actions by or in the right of the Company) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, in the case of any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In addition, under Section 145 of the DGCL, the Company may indemnify a director or officer in connection with an action or suit by or in the right of the Company against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, except that the Company may not so indemnify the director or officer if the director or officer is adjudged to be liable to the Company, unless a court determines that, despite such adjudication but in view of all of the circumstances, the director or officer is entitled to indemnification of such expenses which such court deems proper.

Under Section 145 of the DGCL, expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized in Section 145 of the DGCL. In accordance with Section 145 of the DGCL, such expenses (including attorneys’ fees) incurred by former directors and officers may be so paid upon such terms and conditions, if any, as the Company deems appropriate.

The Company’s Certificate of Incorporation and Bylaws provide for indemnification of the directors and officers of the Company and for advancement of expenses incurred by a director or officer in defending an action to the fullest extent permitted by current Delaware law. The Company’s Certificate of Incorporation and Bylaws eliminate the personal liability of a director to the Company

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or its shareholders for monetary damages for breach of fiduciary duty as a director as authorized by Section 102(b)(7) of the DGCL, but not with regard to a director’s liability for breach of duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, willful or negligent violation of DGCL provisions regarding dividend payments or stock purchase or redemption, or any transaction from which the director derived an improper personal benefit.

Each of the Company’s directors and executive officers is a party to an indemnification agreement with the Company, as permitted by the DGCL. These agreements provide that the Company will indemnify the director or executive officers against all threatened, asserted, pending or completed claims, investigations or inquiries in which he or she is involved by reason of (among other things) being a director or executive officer of the Company or another entity at the Company’s request to the fullest extent permitted by Delaware law. These agreements also provide that the Company will advance any and all expenses incurred by such director or executive officer with respect to such claims, investigations or inquiries, if so requested; however, the rights to indemnification and advancement of expenses are subject to the condition that no determination is made that such director or executive officer is not permitted to be indemnified under applicable law. These agreements require written consent of both parties to be amended.
The foregoing statements are subject to the detailed provisions of the DGCL, the Company's Certificate of Incorporation and Bylaws and the indemnification agreements between the Company and its directors and executive officers, the form of which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed February 11, 2020.
Item 7.     Exemption from Registration Claimed.
Not Applicable

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Item 8.     Exhibits.
The following is a complete list of exhibits filed as a part of this Registration Statement, which Exhibits are incorporated herein.

Exhibit Number	Description of Exhibit

4.1	Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed August 8, 2014).
4.2	Amended and Restated Bylaws of Kemper Corporation (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed August 8, 2019).
4.3	Kemper Corporation 2020 Omnibus Equity Plan incorporated by reference to Appendix B of the Kemper Corporation Notice of 2020 Annual Meeting & Proxy Statement filed on March 25, 2020
5.1	Legal Opinion of Neal, Gerber & Eisenberg LLP
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Neal Gerber & Eisenberg LLP (Included in Exhibit 5.1)
24.1	Power of Attorney (Included in Signature Page)
Item 9.     Undertakings.
(a) The undersigned Registrant hereby undertakes:
1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

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provided however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on May 5, 2020.

KEMPER CORPORATION (Registrant) By: /s/ Joseph P. Lacher, Jr. Joseph P. Lacher, Jr. President, Chief Executive Officer and Director

POWER OF ATTORNEY
KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Joseph P. Lacher, Jr., President and Chief Executive Officer and C. Thomas Evans, Jr. Executive Vice President, Secretary and General Counsel, with full power to act alone, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in any and all capacities, to sign, execute and file with the Commission (or any other governmental or regulatory authority), for us and in our names in the capacities indicated below, any and all amendments to this registration statement on Form S-8 (including post-effective amendments) with all exhibits and any and all documents required to be filed with respect thereto, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and to perform each and every act and thing necessary and/or desirable to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself/she herself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed on May 5, 2020, by the following persons in the capacities indicated:

Signature	Title
/s/ Robert J. Joyce Robert J. Joyce	Chairman of the Board and Director
/s/ Joseph P. Lacher, Jr. Joseph P. Lacher, Jr.	President, Chief Executive Officer and Director (principal executive officer)
/s/ James J. McKinney James J. McKinney	Executive Vice President and Chief Financial Officer (principal financial officer)

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/s/ Anastasios Omiridis Anastasios Omiridis	Senior Vice President and Deputy Chief Financial Officer (principal accounting officer)
/s/ Teresa A. Canida Teresa A. Canida	Director
/s/ George N. Cochran George N. Cochran	Director
/s/ Kathleen M. Cronin Kathleen M. Cronin	Director
/s/ Lacy M. Johnson Lacy M. Johnson	Director
/s/ Gerald Laderman Gerald Laderman	Director
/s/ Christopher B. Sarofim Christopher B. Sarofim	Director
/s/ David P. Storch David P. Storch	Director
/s/ Susan D. Whiting Susan D. Whiting	Director